Exhibit 99.1

March 6, 2026

Liberty Media Corporation Announces 2026 Virtual Annual Meeting of Stockholders

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Media Corporation (“Liberty Media”) (Nasdaq: FWONA, FWONK) will be holding its virtual Annual Meeting of Stockholders on Monday, May 11, 2026 at 11:45 a.m. M.T. Stockholders of record as of the record date will be able to listen, vote and submit questions pertaining to the annual meeting by logging in at www.virtualshareholdermeeting.com/LMC2026. The record date for the meeting is 5:00 p.m., New York City time, on March 23, 2026. Stockholders will need the 16-digit control number that is printed in the box marked by the arrow on the stockholder’s proxy card or Notice of Internet Availability of Proxy Materials for the Liberty Media meeting to enter the virtual annual meeting website. A technical support number will become available at the virtual meeting link 10 minutes prior to the scheduled meeting time.

In addition, access to the meeting will be available on the Liberty Media website. All interested persons should visit https://www.libertymedia.com/investors/news-events/ir-calendar to access the webcast. An archive of the webcast will also be available on this website after appropriate filings have been made with the SEC.

About Liberty Media Corporation

Liberty Media Corporation (Nasdaq: FWONA, FWONK) operates and owns interests in media, sports and entertainment businesses. The portfolio of assets includes Liberty Media’s subsidiaries Formula 1, MotoGP and other minority investments.

Liberty Media Corporation
Hooper Stevens, +1 720-875-5406

Source: Liberty Media Corporation